UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2004

PMA Capital Corporation

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	000-22761 (Commission File Number)	22-2217932 (I.R.S. Employer Identification No.)

1735 Market Street, Suite 3000 Philadelphia, Pennsylvania (Address of principal executive offices)	19103 (Zip Code)

Registrant's telephone number, including area code:     (215) 665-5046

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02. Unregistered Sales of Equity Securities.

The following shall be deemed filed pursuant to Items 2.03 and 3.02 of this Current Report on Form 8-K.

On November 10, 2004, PMA Capital Corporation (the “Company”) issued and sold $15 million aggregate principal amount of 6.50% Senior Secured Convertible Debentures due 2022 (the “Debentures”) to Banc of America Securities LLC (the “Initial Purchaser”). The underwriting commissions and discounts totaled $600,000. The maturity date of the Debentures is September 30, 2022. The Company is obligated to pay interest at a rate of 6.50% per year on each of March 30 and September 30, beginning March 30, 2005.

The Debentures were issued and sold in a transaction exempt from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed by the Initial Purchaser to be “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Securities Act or institutional accredited investors or sophisticated investors. The Debentures offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In addition to the $15 million aggregate principal amount of the Debentures sold on November 10, 2004, the Company will issue $84.14 million aggregate principal amount of Debentures in exchange for $84.14 million aggregate principal amount of the Company’s 4.25% Senior Convertible Debentures due 2022 pursuant to a previously announced exchange offer. The closing for these transactions is expected to occur on November 15, 2004.

The Debentures are convertible into shares of the Company’s Class A Common Stock (“Common Stock”) at an initial conversion price of $16.368 per share of our Common Stock, subject to adjustment in certain events.

On June 30, 2009, holders of the Debentures may require the Company to repurchase any outstanding Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice at a purchase price equal to 114% of the principal amount of those Debentures plus accrued and unpaid interest, if any, to the repurchase date.

From the date of issuance of the Debentures, if a permitted sale of the capital stock of the Company’s subsidiaries occurs or in the event of a change in control of the Company, each holder of the Debentures will have the right to require the Company to repurchase its debentures at certain purchase prices between 100% and 114% of the principal amount of those Debentures plus accrued and unpaid interest, if any, on those Debentures to the repurchase date.

From January 1, 2006 to and including December 31, 2006, in the event the Company receives any “extraordinary dividends” from any of its subsidiaries, the Company will be required to redeem, in the aggregate, up to $35 million principal amount of the Debentures with 50% of those dividends at 110% of the principal amount of the Debentures plus accrued and unpaid interest, if any, on those debentures to the redemption date. “Extraordinary dividends” are any dividends that are in excess of ordinary dividends and require the prior approval of the Pennsylvania Insurance Department.

Any premium (the portion of the consideration payable in excess of the principal amount) payable to a holder of the Debentures in connection with any repurchase or redemption of such holder’s Debentures on or before June 30, 2009 will, at the election of such holder, be paid in cash or shares of Common Stock, valued at $8.00 per share, subject to adjustment in certain events.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: November 10, 2004	By: /s/ William E. Hitselberger
Name: William E. Hitselberger
Title: Executive Vice President, Chief Financial Officer and Treasurer